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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                                (Amendment No. 1)

                          Neurocrine Biosciences, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)


                                    64125C109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 20, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / / Rule 13d-1(b)
       /X/ Rule 13d-1(c)
       / / Rule 13d-1(d)

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      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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


------------------------                                      ------------------
  CUSIP No. 64125C109                 13G                     Page 2 of 10 Pages
------------------------                                      ------------------

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   1     NAME OF REPORTING PERSON:
         BIOTECHNOLOGY VALUE FUND, L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  /X/
                                                                        (b)  / /

--------------------------------------------------------------------------------

   3     SEC USE ONLY

--------------------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                              5     SOLE VOTING POWER
       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                      958,100
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    958,100
--------------------------------------------------------------------------------

   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           958,100
--------------------------------------------------------------------------------

   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            2.5%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------

------------------------                                      ------------------
  CUSIP No. 64125C109                 13G                     Page 3 of 10 Pages
------------------------                                      ------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON:
         BIOTECHNOLOGY VALUE FUND II, L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------

   3     SEC USE ONLY

--------------------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                      657,000
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    657,000
--------------------------------------------------------------------------------

   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           657,000
--------------------------------------------------------------------------------

   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.7%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*
          PN

--------------------------------------------------------------------------------

------------------------                                      ------------------
  CUSIP No. 64125C109                 13G                     Page 4 of 10 Pages
------------------------                                      ------------------

--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSON:
         BVF INVESTMENTS, L.L.C.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                              5     SOLE VOTING POWER
       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                      2,298,000
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    2,298,200
--------------------------------------------------------------------------------

   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,298,000
--------------------------------------------------------------------------------

   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.0%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

------------------------                                      ------------------
  CUSIP No. 64125C109                 13G                     Page 5 of 10 Pages
------------------------                                      ------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON:
         Investment 10, L.L.C.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------

   3     SEC USE ONLY

--------------------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------

                              5     SOLE VOTING POWER
       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                      282,000
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    282,000
--------------------------------------------------------------------------------

   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           282,000
--------------------------------------------------------------------------------

   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .7%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

------------------------                                      ------------------
  CUSIP No. 64125C109                 13G                     Page 6 of 10 Pages
------------------------                                      ------------------

--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSON:
         BVF Partners L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  /X/
                                                                        (b)  / /

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                              5     SOLE VOTING POWER
       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                      4,195,100
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    4,195,100
--------------------------------------------------------------------------------

   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,195,100
--------------------------------------------------------------------------------

   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.0%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

------------------------                                      ------------------
  CUSIP No. 64125C109                 13G                     Page 7 of 10 Pages
------------------------                                      ------------------

--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSON:
         BVF Inc.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                              5     SOLE VOTING POWER
       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                       4,195,100
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    4,195,100
--------------------------------------------------------------------------------

   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,195,100
--------------------------------------------------------------------------------

   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.0%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IA, CO
--------------------------------------------------------------------------------

------------------------                                      ------------------
  CUSIP No. 64125C109                 13G                     Page 8 of 10 Pages
------------------------                                      ------------------

--------------------------------------------------------------------------------
ITEM 1(a).      NAME OF ISSUER:

                Neurocrine Biosciences, Inc. ("NBIX")

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                12790 El Camino Real
                San Diego, California 92130

ITEM 2(a).      NAME OF PERSON FILING:

                This Amendment No. 1 to Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):

                (i)       Biotechnology Value Fund, L.P. ("BVF")
                (ii)      Biotechnology Value Fund II, L.P. ("BVF2")
                (iii)     BVF Investments, L.L.C. ("Investments")
                (iv)      Investment 10, L.L.C. ("ILL10")
                (v)       BVF Partners L.P. ("Partners")
                (vi)      BVF Inc. ("BVF Inc.")

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                The principal business office of the Reporting Persons comprising the group filing this Amendment No. 1 to Schedule 13G is located at 900 North Michigan Avenue, Suite 1100, Chicago, Illinois, 60611.

ITEM 2(c).      CITIZENSHIP:
                BVF:                 a Delaware limited partnership
                BVF2:                a Delaware limited partnership
                Investments:         a Delaware limited liability company
                ILL10:               an Illinois limited liability company
                Partners:            a Delaware limited partnership
                BVF Inc.:            a Delaware corporation

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                This Amendment No. 1 to Schedule 13G is being filed with respect to the common stock, par value $0.001 per share ("Common Stock"), of NBIX. The Reporting Persons' percentage ownership of Common Stock is based on 38,273,979 shares of Common Stock being outstanding.

                As of February 28, 2008, BVF beneficially owned 958,100 shares of Common Stock, BVF2 beneficially owned 657,000 shares of Common Stock, Investments beneficially owned 2,298,000 shares of Common Stock and ILL10 beneficially owned 282,000 shares of Common Stock. Beneficial ownership by Partners and BVF Inc. includes 4,195,100 shares of Common Stock.

------------------------                                      ------------------
  CUSIP No. 64125C109                 13G                     Page 9 of 10 Pages
------------------------                                      ------------------

ITEM 2(e).      CUSIP Number:
                64125C109
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ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or
                13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS: One of the following

                Not applicable as this Amendment No. 1 to Schedule 13G is filed pursuant to Rule 13d-1(c).

ITEM 4.        OWNERSHIP:

                The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 7) on this Amendment No. 1 to Schedule 13G is hereby incorporated by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Pursuant to the operating agreement of Investments, Partners is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of the Common Stock beneficially owned by Investments and to vote and exercise dispositive power over those shares of the Common Stock. Partners and BVF Inc. share voting and dispositive power over shares of the Common Stock beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the Common Stock owned by such parties.


ITEM 7.        IDENTIFICATION   AND  CLASSIFICATION  OF   THE  SUBSIDIARY  WHICH
               ACQUIRED THE SECURITY  BEING  REPORTED  ON BY  THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

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------------------------                                     -------------------
  CUSIP No. 64125C109                 13G                    Page 1- of 10 Pages
------------------------                                     -------------------

ITEM 10.        CERTIFICATION

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:         February 29, 2008

   BIOTECHNOLOGY VALUE FUND, L.P.                               INVESTMENT 10, L.L.C.

   By: BVF Partners L.P., its general partner                   By: BVF Partners L.P., its attorney-in-fact

        By: BVF Inc., its general partner                           By:  BVF Inc., its general partner

               By: /s/ Mark N. Lampert                                   By:  /s/ Mark N. Lampert
                   -------------------------------                           -----------------------------------------

                   Mark N. Lampert                                            Mark N. Lampert
                   President                                                  President

    BIOTECHNOLOGY VALUE FUND II, L.P.                           BVF PARTNERS L.P.

        By: BVF Partners L.P., its general partner              By: BVF Inc., its general partner

        By: BVF Inc., its general partner                                By:  /s/ Mark N. Lampert
                                                                             -----------------------------------------
               By: /s/ Mark N. Lampert
                   -------------------------------                            Mark N. Lampert
                                                                              President
                   Mark N. Lampert
                   President
                                                                BVF INC.
    BVF INVESTMENTS, L.L.C.
                                                                         By:  /s/ Mark N. Lampert
        By: BVF Partners L.P., its manager                                   -----------------------------------------

        By: BVF Inc., its general partner                                     Mark N. Lampert
                                                                              President
               By: /s/ Mark N. Lampert
                   ------------------------------------

                   Mark N. Lampert
                   President